FILED PURSUANT TO RULE NO. 424(B)(3)
                                                    REG. NO. 333-33896-01

   PROSPECTUS

                                NISOURCE INC.

                    81,000 Common Shares, $.01 Par Value

             EMPLOYEES' PROFIT SHARING AND SALARY DEFERRAL PLAN
                       OF SM&P UTILITY RESOURCES, INC.

        This Prospectus relates to common shares of NiSource Inc.
   which may be offered and sold under the Employees' Profit Sharing and Salary Deferral Plan of SM&P Utility Resources, Inc. (the "Plan") to Plan participants who ceased to be employees of NiSource Inc.
   and its subsidiaries, including SM&P Utility Resources, Inc., on or prior to November 1, 2000.

        Our common shares are traded on the New York Stock Exchange under the symbol "NI". On October 26, 2000, the closing sale price of the common shares on the New York Stock Exchange was $24 per share.

        The mailing address and telephone number of NiSource's principal executive offices are: 801 East 86th Avenue, Merrillville, Indiana 46410, telephone number (219) 853-5200.

        This Prospectus should be retained for future reference.

                 __________________________________________

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                 __________________________________________

              The date of this Prospectus is November 2, 2000

   The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

   You should rely only on the information provided or incorporated by reference in this Prospectus. The information in this Prospectus is accurate as of the date on these documents, and you should not assume that it is accurate as of any other date.







                              TABLE OF CONTENTS

                                                                     PAGE

   THE COMPANY.  . . . . . . . . . . . . . . . . . . . . . . . . . . .  4

   WHERE YOU CAN FIND MORE INFORMATION . . . . . . . . . . . . . . . .  6

   EMPLOYEES' PROFIT SHARING AND SALARY DEFERRAL PLAN OF SM&P UTILITY
        RESOURCES, INC. PROSPECTUS.  . . . . . . . . . . . . . . . . .  7

   APPENDIX DATED OCTOBER, 2000 TO EMPLOYEES' PROFIT SHARING AND SALARY
        DEFERRAL PLAN OF SM&P UTILITY RESOURCES, INC. SUMMARY PLAN
        DESCRIPTION DATED DECEMBER, 1995 . . . . . . . . . . . . . . .  7

   EMPLOYEES' PROFIT SHARING AND SALARY DEFERRAL PLAN OF SM&P UTILITY
        RESOURCES, INC. SUMMARY PLAN DESCRIPTION DATED DECEMBER, 1995  12

   I    INTRODUCTION . . . . . . . . . . . . . . . . . . . . . . . . . 12

   II   PLAN DATA  . . . . . . . . . . . . . . . . . . . . . . . . . . 12
        Agent For Service Of Legal Process . . . . . . . . . . . . . . 12
        Effective Date . . . . . . . . . . . . . . . . . . . . . . . . 12
        Employer . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
        Plan Administrator . . . . . . . . . . . . . . . . . . . . . . 12
        Plan Year  . . . . . . . . . . . . . . . . . . . . . . . . . . 12
        Trustees . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
        Type Of Administration . . . . . . . . . . . . . . . . . . . . 12

   III  DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . 13
        Break In Service . . . . . . . . . . . . . . . . . . . . . . . 13
        Compensation . . . . . . . . . . . . . . . . . . . . . . . . . 13
        Disability . . . . . . . . . . . . . . . . . . . . . . . . . . 13
        Early Retirement . . . . . . . . . . . . . . . . . . . . . . . 13
        Effective Date . . . . . . . . . . . . . . . . . . . . . . . . 13
        Elective Deferral  . . . . . . . . . . . . . . . . . . . . . . 13
        Entry Date . . . . . . . . . . . . . . . . . . . . . . . . . . 13
        Family Member  . . . . . . . . . . . . . . . . . . . . . . . . 13
        Highly Compensated Employee  . . . . . . . . . . . . . . . . . 13
        Hour Of Service  . . . . . . . . . . . . . . . . . . . . . . . 14
        Maternity/Paternity Leave  . . . . . . . . . . . . . . . . . . 14
        Normal Retirement Age  . . . . . . . . . . . . . . . . . . . . 14
        Spouse . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
        Year Of Service  . . . . . . . . . . . . . . . . . . . . . . . 15

   IV   ELIGIBILITY REQUIREMENTS AND PARTICIPATION . . . . . . . . . . 15

   V    EMPLOYEE CONTRIBUTIONS . . . . . . . . . . . . . . . . . . . . 15
        Elective Deferrals . . . . . . . . . . . . . . . . . . . . . . 15
        Rollover And Transfer Contributions  . . . . . . . . . . . . . 16

   VI   EMPLOYER CONTRIBUTIONS . . . . . . . . . . . . . . . . . . . . 16
        Contribution Formula . . . . . . . . . . . . . . . . . . . . . 16
        Eligibility For Allocation . . . . . . . . . . . . . . . . . . 17

   VII  GOVERNMENT REGULATIONS . . . . . . . . . . . . . . . . . . . . 17

   VIII PARTICIPANT ACCOUNTS . . . . . . . . . . . . . . . . . . . . . 17

   IX   VESTING  . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
        Determining Vested Benefit . . . . . . . . . . . . . . . . . . 18
        Payment Of Vested Benefit  . . . . . . . . . . . . . . . . . . 19
        Loss Of Benefits . . . . . . . . . . . . . . . . . . . . . . . 19
        Reallocation of Forfeiture . . . . . . . . . . . . . . . . . . 19
        Reemployment . . . . . . . . . . . . . . . . . . . . . . . . . 19

   X    RETIREMENT BENEFITS AND DISTRIBUTIONS  . . . . . . . . . . . . 21
        Retirement Benefits  . . . . . . . . . . . . . . . . . . . . . 21
        Hardship Withdrawals . . . . . . . . . . . . . . . . . . . . . 21
        Beneficiary  . . . . . . . . . . . . . . . . . . . . . . . . . 22
        Death Benefits . . . . . . . . . . . . . . . . . . . . . . . . 22
        Form Of Payment  . . . . . . . . . . . . . . . . . . . . . . . 22
        Rollover of Payment  . . . . . . . . . . . . . . . . . . . . . 23
        Time Of Payment  . . . . . . . . . . . . . . . . . . . . . . . 24
        Joint and Survivor Annuity Rules . . . . . . . . . . . . . . . 24

   XI   INVESTMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . 25
        Trust Fund . . . . . . . . . . . . . . . . . . . . . . . . . . 25
        Investment Responsibility  . . . . . . . . . . . . . . . . . . 25
        Employee Investment Direction  . . . . . . . . . . . . . . . . 25

   XII  ADMINISTRATION . . . . . . . . . . . . . . . . . . . . . . . . 25
        Plan Administrator . . . . . . . . . . . . . . . . . . . . . . 26
        Trustee  . . . . . . . . . . . . . . . . . . . . . . . . . . . 26

   XIII AMENDMENT AND TERMINATION  . . . . . . . . . . . . . . . . . . 27

   XIV  LEGAL PROVISIONS . . . . . . . . . . . . . . . . . . . . . . . 27
        Rights Of Participants . . . . . . . . . . . . . . . . . . . . 27
        Fiduciary Responsibility . . . . . . . . . . . . . . . . . . . 27
        Employment Rights  . . . . . . . . . . . . . . . . . . . . . . 27
        Benefit Insurance  . . . . . . . . . . . . . . . . . . . . . . 27
        Claims Procedure . . . . . . . . . . . . . . . . . . . . . . . 27
        Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . 27
        Questions  . . . . . . . . . . . . . . . . . . . . . . . . . . 28
        Conflicts With Plan  . . . . . . . . . . . . . . . . . . . . . 28

   LIMITATION OF LIABILITY . . . . . . . . . . . . . . . . . . . . . . 29

   USE OF PROCEEDS . . . . . . . . . . . . . . . . . . . . . . . . . . 29

   PLAN OF DISTRIBUTION  . . . . . . . . . . . . . . . . . . . . . . . 29

   DESCRIPTION OF COMMON SHARES  . . . . . . . . . . . . . . . . . . . 29

   EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30

   LEGAL MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . 30


                                 THE COMPANY

        On November 1, 2000, New NiSource Inc. (the "Company"), a new company formed by NiSource Inc. ("NiSource"), completed the acquisition by merger of Columbia Energy Group ("Columbia").
   Effective November 1, 2000, the Company changed its name to "NiSource Inc." Upon completion of the merger, Columbia became a wholly-owned subsidiary of the Company, and the Company continues the businesses conducted by NiSource and Columbia prior to the merger. The fiscal year of the Company will end on December 31 of each year. The Company is a Delaware corporation with its corporate headquarters in Merrillville, Indiana.

        The Company is a super-regional energy and utility-based holding company that provides natural gas, electricity, water and energy related services for residential, commercial and industrial uses through a number of regulated and non-regulated subsidiaries. The Company has over 3.6 million gas and electric customers located primarily in nine states and is the leading gas competitor within the key energy corridor between the Gulf Coast and the Northeast. The Company is a registered holding company under the Public Utility Holding Company Act of 1935. The Company's principal executive offices are located at 801 East 86th Avenue, Merrillville, Indiana 46410, and its telephone number is (219) 853-5200.

        NATURAL GAS. The Company's gas business is comprised of regulated gas utilities and gas transmission companies that operate in nine states. The Company is the largest gas company east of the Rockies based on customers, and has the nation's second largest volume of gas sales with 911 million cubic feet per day.

        Through its wholly-owned subsidiary, Columbia Energy Group, the Company owns five distribution subsidiaries that provide natural gas services to nearly 2.1 million residential commercial and industrial customers in Ohio, Pennsylvania, Virginia, Kentucky and Maryland. The Company also distributes natural gas to approximately 751,000 customers in northern Indiana through three subsidiaries: Northern Indiana Public Service Company, Kokomo Gas and Fuel Company and Northern Indiana Fuel and Light Company, Inc. Additionally, the Company's subsidiaries, Bay State Gas Company and Northern Utilities, Inc. distribute natural gas to more than 320,000 customers in the areas of Brockton, Lawrence and Springfield, Massachusetts, Lewiston and Portland, Maine, and Portsmouth, New Hampshire.

        The Company's subsidiaries Columbia Gas Transmission Corporation and Columbia Gulf Transmission Company own and operate an interstate pipeline network of approximately 16,250 miles extending from offshore in the Gulf of Mexico to Lake Erie, New York and the eastern seaboard. Together, Columbia Gas Transmission and Columbia Gulf serve customers in 15 northeastern, mid-Atlantic, midwestern, and southern states and the District of Columbia. In addition, Columbia Gas Transmission operates one of the nation's largest underground natural gas storage systems. Columbia Gas Transmission is also participating in the proposed 442-mile Millennium Pipeline Project that has been submitted to the FERC for approval. As proposed, the project will transport approximately 700,000 Mcf of natural gas per day from the Lake Erie region to eastern markets.

        The Company's wholly-owned subsidiary, Crossroads Pipeline Company, owns and operates a 201-mile, 20 inch diameter interstate pipeline extending from the northwestern corner of Indiana (near the border with Chicago) eastward into Ohio. Another wholly-owned Company subsidiary, Granite State Transmission, owns and operates a 105-mile, 6 to 12 inch diameter interstate pipeline that extends from Haverhill, Massachusetts in a northeasterly direction to Maine. In addition to the Crossroads and Granite State pipelines, the Company owns a 19% share of Portland Natural Gas Transmission System, a 292-mile pipeline built to bring Canadian gas from New Brunswick into Maine, New Hampshire and Massachusetts in order to increase the gas supply to the region.

        ELECTRICITY. The Company generates and distributes electricity to the public through its subsidiary Northern Indiana Public Service Company. Northern Indiana provides electric service to approximately 426,000 customers in 30 counties in the northern part of Indiana, with an area of approximately 12,000 square miles and a population of approximately 2.2 million. In addition, the Company develops unregulated power projects through its subsidiary, Primary Energy, Inc. Primary Energy works with industrial customers in managing the engineering, construction, operation and maintenance of "inside the fence" cogeneration plants that provide cost-effective, long-term sources of energy for energy-intensive facilities.

        WATER. Through its wholly-owned subsidiary IWC Resources Corporation and its subsidiaries, the Company supplies water to residential, commercial and industrial customers and for fire protection service in Indianapolis, Indiana and surrounding areas.

        NON-REGULATED ENERGY SERVICES. The Company provides non-regulated energy services through its wholly-owned subsidiary Energy USA, Inc. Through its subsidiaries and investments, Energy USA provides to customers in 22 states a variety of energy-related services, including gas marketing and asset management services, pipeline construction and underground utility locating and marking services. The Company expanded its gas marketing and trading operations with the April 1999 acquisition of TPC Corporation, now renamed Energy USA-TPC Corp., a natural gas asset management company. Through Columbia, it also owns Columbia Energy Resources, Inc., an exploration and production subsidiary that explores for, develops, gathers and produces natural gas and oil in Appalachia and Canada. In addition, the Company has invested in a number of distributed generation technologies, including fuel cells and microturbine ventures.

        In the merger, NiSource shareholders received one common share of the Company, par value $.01 per share, ("Common Share") for each of their NiSource common shares. Accordingly, each of the NiSource common shares held in the NiSource Common Stock Fund under the Plan has been converted into one Common Share of the Company.

        ALL REFERENCES IN THE PLAN AND THE SUMMARY PLAN DESCRIPTION TO NISOURCE ARE NOW REFERENCES TO THE COMPANY, AND ALL REFERENCES IN THE PLAN AND THE SUMMARY PLAN DESCRIPTION TO NISOURCE COMMON SHARES ARE NOW REFERENCES TO COMPANY COMMON SHARES. EXCEPT AS DESCRIBED BELOW, ALL OF THE TERMS OF THE PLAN WILL CONTINUE TO APPLY.

                     WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

        The SEC allows us to "incorporate by reference" into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until our offering is completed:

   1. The Annual Report on Form 10-K of NiSource for the fiscal year ended December 31, 1999;

   2. The Annual Report on Form 10-K and Form 10-K/A of Columbia for the fiscal year ended December 31, 1999;

   3. The Quarterly Reports on Form 10-Q of NiSource for the quarterly periods ended March 31, 2000, June 30, 2000 and September 30, 2000;

   4. The Quarterly Reports on Form 10-Q of Columbia for the quarterly periods ended March 31, 2000, June 30, 2000 and September 30, 2000;

   5. The Current Reports on Form 8-K of NiSource dated February 14, 2000, February 24, 2000, March 3, 2000, April 3, 2000, April 25,
        2000, June 13, 2000, September 1, 2000 and September 13, 2000;

   6. The Current Reports on Form 8-K of Columbia dated January 25, 2000, April 13, 2000, May 3, 2000, May 12, 2000, May 22, 2000,
        June 2, 2000, June 15, 2000 and July 14, 2000;

   7. The Current Reports on Form 8-K of the Company dated November 1, 2000 and November 3, 2000;

   8. The description of our Common Shares contained in our Joint Proxy Statement / Prospectus dated April 24, 2000;

   9. The description of our Rights contained in our Joint Proxy Statement / Prospectus dated April 24, 2000; and

  10.   The description of our SAILS contained in our Joint Proxy
        Statement / Prospectus dated April 24, 2000.

        You may request a copy of these filings at no cost, by writing to or telephoning us at the following address:

        NiSource Inc.
        801 East 86th Avenue
        Merrillville, Indiana 46410
        (219) 853-5200

        You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information is this prospectus is accurate as of any date other than the date on the front of the document.

     EMPLOYEES' PROFIT SHARING AND SALARY DEFERRAL PLAN OF SM&P UTILITY
                         RESOURCES, INC. PROSPECTUS

        The prospectus for the Plan includes (i) the Appendix dated October, 2000 to the Summary Plan Description dated December, 1995, and (ii) the Summary Plan Description dated December, 1995.

        NOTE: REFERENCES IN THE APPENDIX DATED OCTOBER, 2000 AND IN THE SUMMARY PLAN DESCRIPTION TO NISOURCE AND NISOURCE COMMON SHARES NOW REFER TO THE COMPANY AND THE COMPANY'S COMMON SHARES.

                                  APPENDIX

        THIS DOCUMENT CONSTITUTES PART OF A SECTION 10(A) PROSPECTUS
             COVERING SECURITIES THAT HAVE BEEN REGISTERED UNDER
                         THE SECURITIES ACT OF 1933

             EMPLOYEES' PROFIT SHARING AND SALARY DEFERRAL PLAN
                      OF SM&P UTILITY RESOURCES, INC.

                        Appendix dated October, 2000
                                     to
                       Summary Plan Description dated
                               December, 1995


        This Appendix provides certain current and updated information regarding the Plan identified above, which is fully described in the Prospectus and Summary Plan Description to which this Appendix relates. Capitalized terms in this Appendix have the same meaning assigned in the Prospectus and Summary Plan Description.

   MERGER

        On November 1, 2000, NiSource Inc. ("NiSource") and Columbia Energy Group ("Columbia") merged to form a new company, New NiSource Inc. (the "Company"). Effective November 1, 2000, New NiSource changed its name from New NiSource Inc. to NiSource Inc. Upon completion of the merger, Columbia became a wholly-owned subsidiary of the Company, and the Company continues the businesses conducted by NiSource and Columbia prior to the merger. The fiscal year of the Company will end on December 31 of each year. The Company is a Delaware corporation with its corporate headquarters in Merrillville, Indiana. All references in the Plan and the Summary Plan Description to NiSource common shares are now references to common shares of the Company, par value $.01 per share ("Common Shares"). Except as described below, all of the terms of the Plan will continue to apply.

        In the merger, each NiSource common share was converted into the right to receive one Common Share of the Company. Accordingly, each NiSource common share held in the NiSource Common Stock Fund under the Plan has been converted into one Company Common Share.

   FINANCIAL INFORMATION

   Certain information regarding the performance of the Funds described below has been extracted from materials provided to the Company by the Funds. The Company has not made any independent review of the accuracy of this information and, accordingly, makes no warranty or representation concerning this information. Performance information related to an investment in the Funds will be updated periodically and can be obtained from American United Life Insurance Company, P.O. Box

   368, Suite 1355, Indianapolis, Indiana 46206-0368 (telephone: 317/
   285-4195).

   AUL FIXED INTEREST ACCOUNT

   The Fund has experienced annual returns, after deduction for Fund expenses and asset based fees, of 5.32%, 5.22%, 5.05% and 5.27% for 1997, 1998, 1999 and year to date through September 30, 2000; respectively. Additional information is included in its annual report and product description, copies of which can be obtained from American United Life Insurance Company, P.O. Box 368, Suite 1355, Indianapolis, Indiana 46206-0368 (telephone: 317/ 285-4195).

   AUL AMERICAN MONEY MARKET

   The Fund has experienced annual returns, after deduction for Fund expenses and asset based fees, of 3.63%, 3.64%, 3.37% and 3.42% for 1997, 1998, 1999 and year to date through September 30, 2000; respectively. Additional information is included in its annual report and prospectus, copies of which can be obtained from American United Life Insurance Company, P.O. Box 368, Suite 1355, Indianapolis, Indiana 46206-0368 (telephone: 317/ 285-4195).

   AUL AMERICAN BOND

   The Fund has experienced annual returns, after deduction for Fund expenses and asset based fees, of 6.50%, 7.40%, -2.34% and 5.71% for 1997, 1998, 1999 and year to date through September 30, 2000; respectively. Additional information is included in its annual report and prospectus, copies of which can be obtained from American United Life Insurance Company, P.O. Box 368, Suite 1355, Indianapolis, Indiana 46206-0368 (telephone: 317/ 285-4195).

   FIDELITY (VIP) HIGH INCOME

   The Fund has experienced annual returns, after deduction for Fund expenses and asset based fees, of 16.20%, -5.52%, 6.81% and -10.52% for 1997, 1998, 1999 and year to date through September 30, 2000; respectively. Additional information is included in its annual report and prospectus, copies of which can be obtained from American United Life Insurance Company, P.O. Box 368, Suite 1355, Indianapolis, Indiana 46206-0368 (telephone: 317/ 285-4195).

   FIDELITY (VIP II) ASSET MANAGER

   The Fund has experienced annual returns, after deduction for Fund expenses and asset based fees, of 19.15%, 13.62%, 9.71% and -1.01% for 1997, 1998, 1999 and year to date through September 30, 2000; respectively. Additional information is included in its annual report and prospectus, copies of which can be obtained from American United Life Insurance Company, P.O. Box 368, Suite 1355, Indianapolis, Indiana 46206-0368 (telephone: 317/ 285-4195).

   FIDELITY (VIP II) INDEX 500

   The Fund has experienced annual returns, after deduction for Fund expenses and asset based fees, of 31.05%, 26.73%, 19.01% and -2.47% for 1997, 1998, 1999 and year to date through September 30, 2000; respectively. Additional information is included in its annual report and prospectus, copies of which can be obtained from American United Life Insurance Company, P.O. Box 368, Suite 1355, Indianapolis, Indiana 46206-0368 (telephone: 317/ 285-4195).

   AMERICAN CENTURY INCOME & GROWTH

   The Fund has experienced annual returns, after deduction for Fund expenses and asset based fees, of 16.48% and 04.71% for 1999 and year to date through September 30, 2000; respectively. Additional information is included in its annual report and prospectus, copies of which can be obtained from American United Life Insurance Company, P.O. Box 368, Suite 1355, Indianapolis, Indiana 46206-0368 (telephone:
   317/ 285-4195).

   ALGER AMERICAN LEVERAGED AllCap

   The Fund has experienced annual returns, after deduction for Fund expenses and asset based fees, of -4.60% year to date through September 30, 2000. Additional information is included in its annual report and prospectus, copies of which can be obtained from American United Life Insurance Company, P.O. Box 368, Suite 1355, Indianapolis, Indiana 46206-0368 (telephone: 317/ 285-4195).

   FIDELITY (VIP) GROWTH

   The Fund has experienced annual returns, after deduction for Fund expenses and asset based fees, of 21.95%, 37.76%, 35.73% and 0.58% for 1997, 1998, 1999 and year to date through September 30, 2000; respectively. Additional information is included in its annual report and prospectus, copies of which can be obtained from American United Life Insurance Company, P.O. Box 368, Suite 1355, Indianapolis, Indiana 46206-0368 (telephone: 317/ 285-4195).

   PBHG GROWTH

   The Fund has experienced annual returns, after deduction for Fund expenses and asset based fees, of -4.55%, -0.66%, 90.06% and 13.16% for 1997, 1998, 1999 and year to date through September 30, 2000; respectively. Additional information is included in its annual report and prospectus, copies of which can be obtained from American United Life Insurance Company, P.O. Box 368, Suite 1355, Indianapolis, Indiana 46206-0368 (telephone: 317/ 285-4195).

   AMERICAN CENTURY (TWENTIETH CENTURY) ULTRA

   The Fund has experienced annual returns, after deduction for Fund expenses and asset based fees, of 21.60%, 32.89%, 39.70% and -4.52% for 1997, 1998, 1999 and year to date through September 30, 2000; respectively. Additional information is included in its annual report and prospectus, copies of which can be obtained from American United Life Insurance Company, P.O. Box 368, Suite 1355, Indianapolis, Indiana 46206-0368 (telephone: 317/ 285-4195).

   AMERICAN CENTURY INTERNATIONAL GROWTH

   The Fund has experienced annual returns, after deduction for Fund expenses and asset based fees, of 18.23%, 17.53%, 62.40% and -11.79% for 1997, 1998, 1999 and year to date through September 30, 2000; respectively. Additional information is included in its annual report and prospectus, copies of which can be obtained from American United Life Insurance Company, P.O. Box 368, Suite 1355, Indianapolis, Indiana 46206-0368 (telephone: 317/ 285-4195).

   NISOURCE COMMON STOCK FUND

   The Fund, based on NiSource Common Shares, has experienced annual returns, after deduction for Fund expenses and asset based fees and inclusion of dividends, of 16.1% and 16.1%, 12.8% for 1997, 1998 and 1999; respectively. Effective as of November 1, 2000, the Fund performance will be based on the Company Common Shares.

   AVAILABLE INFORMATION

   The Company has filed a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission covering up to 81,000 Common Shares to be offered and sold under the Plan to Plan participants who ceased to be employees of NiSource and its subsidiaries on or prior to November 1, 2000.

   The Company will provide, without charge, to each person eligible to participate in the Plan, upon written or oral request, (i) a copy of any of the documents which are incorporated by reference in the Registration Statement, other than the exhibits to such documents (unless such exhibits are specifically incorporated by reference into the information that the Registration Statement incorporates) and (ii) a copy of its Annual Report to Shareholders for its most recent fiscal year. The documents incorporated by reference in the Registration Statement are hereby specifically incorporated by reference in this Prospectus. Requests for copies of such documents should be directed to the Director, Compensation and Benefits, at NiSource Inc., 801
   East 86th Avenue, Merrillville, Indiana 46410, telephone number (219)
   853-5200.

   NOTE: REFERENCES IN THIS DOCUMENT TO NISOURCE AND NISOURCE COMMON SHARES NOW REFER TO THE COMPANY AND THE COMPANY'S COMMON SHARES.

             EMPLOYEES' PROFIT SHARING AND SALARY DEFERRAL PLAN

                       OF SM&P UTILITY RESOURCES, INC.

                          SUMMARY PLAN DESCRIPTION

                            Dated December, 1995

   I    INTRODUCTION

        Your Employer has established a retirement plan to help supplement your retirement income. Under the program, the Employer makes contributions to a Trust Fund which will pay you a benefit at retirement. Details about how the Plan works are contained in this summary. While the summary describes the principal provisions of the Plan, it does not include every limitation or detail. If there is a discrepancy between this booklet and the official Plan document, the Plan document shall govern. You may obtain a copy of the Plan document from the Plan Administrator. The Plan Administrator may charge a reasonable fee for providing you with the copy.

   II   PLAN DATA

        A.   Agent For Service Of Legal Process:  Plan Administrator.

        B.   Effective Date:     January 1, 1994

        C.   Employer:      SM&P Utility Resources, Inc.
             Address:       11455 North Meridian Street
                            Carmel, IN 46032
             Telephone No.: (317)581-7800
             Tax I.D. No.:  35-1892948
             Plan No.:      002

        D. Plan Administrator: The Employer has been designated to serve as Plan Administrator.

        E. Plan Year: The 12-month period beginning on January 1 and ending on December 31.

        F.   Trustees       Mark T. McNulty and
                            Daniel S. Baker
             Address:       11455 North Meridian Court
                            Carmel, Indiana 46032
             Telephone No.: (317)581-7800

        G.   Type Of Administration:  Trust Fund

   III  DEFINITIONS

        A. Break In Service. A 12 consecutive month period during which you are not credited with or are not paid for more than 500 hours. If you go into the military service of the United States, you are not considered terminated as long as you return to work within the time required by law. If you separate from employment and incur a Break in Service, all contributions to your various accounts are suspended. [See special rules relating to maternity and paternity leave below. Also, see Section VI(B) to determine your eligibility to share in the Employer's Contribution if you separate from employment, but do not incur a Break in Service.] If a Break in Service occurs and you return to full time employment with the Employer, your rights are explained in the section entitled "Vesting".

        B. Compensation. Your total salary, pay, or earned income from the Employer, as reflected on tax Form W-2, which is subject to withholding taxes when earned. Compensation will include amounts received by you during the Plan Year and earned while a Participant. Compensation shall be limited to $200,000 as adjusted for inflation. For Plan Years beginning in 1994, Compensation shall be limited to $150,000 as adjusted for inflation.

        C. Disability. A potentially permanent illness or injury, as certified to by a physician who is approved by the Employer, which prevents you from engaging in work for which you are qualified for a period of at least 12 months.

        D. Early Retirement. You may retire early upon reaching age 55 and completion of 5 Years of Service. If you terminate employment after completing the required number of Years of Service, but before attaining the required age, you may elect Early Retirement after attaining the required age.

        E. Effective Date. The date on which the Plan starts or an amendment is effective.

        F. Elective Deferral. Employer contributions made to the Plan at your election, instead of being given to you in cash as part of your salary. You can elect to defer a portion of your salary, instead of receiving it in cash, and your Employer will contribute it to the Plan on your behalf.

        G. Entry Date. Your Entry Date will be the earlier of the first day of the Plan Year or the first day of the seventh month of the Plan Year coinciding with or following the date on which you satisfy the eligibility requirements.

        H. Family Member. The Spouse or lineal ascendant or descendant (or Spouse thereof) of either a more than 5% owner of the Employer or one of the ten highest compensated Highly Compensated Employees of the Employer.

        I. Highly Compensated Employee. Any Employee who during the current or prior Plan Year (1) was a 5% owner, (2) received more than $75,000 in compensation as adjusted for inflation
             (3) received more than $50,000 in compensation as adjusted for inflation and was in the top 20% of Employees when ranked by compensation, or (4) was an officer receiving more than $45,000 in compensation as adjusted for inflation. Family members of any 5% owner, or Highly Compensated Employee in the group of the ten Employees with the greatest Compensation, will be combined as if they were one person for purposes of Compensation and contributions. If you are not currently or never were Highly Compensated, or a family member of a Highly Compensated Employee, you are a Non-highly Compensated Employee.

        J. Hour Of Service. You will receive credit for each hour you are (1) paid for being on your job, (2) paid even if you are not at work (vacation, sickness, leave of absence, or disability), or (3) paid for back pay if hours were not already counted. A maximum of 501 hours will be credited for any year you are not at work but are paid. Hours of Service will be calculated based on actual hours you are entitled to payment. For Salaried Employees, Hours of Service will be calculated under an equivalency method under which you will be credited with 45 hours for each week during which you render an Hour of Service.

        K. Maternity/Paternity Leave. You may be eligible for additional Hours of Service if you leave employment, even if temporarily, due to childbirth or adoption. If this is the case, you will be credited with enough hours (up to 501) of service to prevent a Break in Service, either in the year you leave employment or the following year. For example, if you have 750 Hours of Service when your child is born, you would not get any more hours credited for that Plan Year since you do not have a Break in Service. Therefore, if you do not return to employment the following year, you will get 501 Hours of Service so you will not have a Break in Service in that year. Alternatively, if you do return the following year, but work only 300 hours, you will receive an additional 201 hours in order to prevent a break. These Hours of Service for maternity or paternity leave must all be used in one Plan Year. They are used only to prevent a Break in Service and not for calculating your Years of Service for eligibility, vesting or benefits.

        L.   Normal Retirement Age.  The attainment of age 65.

        M. Spouse. The person to whom you are or were legally married, or your common law Spouse if common law marriage is recognized by the state in which you live. A former Spouse may be treated as a "Spouse" under this definition if recognized as such under a Qualified Domestic Relations Order as explained at Section XIV(F) of this Summary Plan Description.

        N.   Year Of Service.

             Eligibility:

             For purposes of determining your eligibility to participate in the Plan, a Year of Service is a 12-consecutive month period beginning on your date of hire during which you are credited with at least 1 Hours of Service.

             Contribution:

             For purposes of determining whether or not you are entitled to have a contribution allocated to your account, a Year of Service is a 12-consecutive month period, which is the same as the Plan Year, during which you are credited with at least 1000 Hours of Service.

             Vesting:

             For purposes of determining whether or not you are vested in your account balance, a Year of Service is a 12-consecutive month period, which is the same as your employment year, during which you are credited with 1000 Hours of Service.

   IV   ELIGIBILITY REQUIREMENTS AND PARTICIPATION

        The Service requirement for Elective Deferrals and Employer Contributions is 6 months of Service. You must also attain age 20-1/2 to be eligible to participate in the Plan. The Plan will not cover Employees covered by a collective bargaining agreement.

        Your participation in the Plan will begin on the Entry Date defined at Section G.

   V    EMPLOYEE CONTRIBUTIONS

        A.   Elective Deferrals

             You, as an eligible Employee, may authorize the Employer to withhold from 1% up to 15% of your Compensation and to deposit such amount in the Plan fund. However, the total amount withheld by the Employer for your taxable year shall not exceed $7,000 as adjusted for inflation. If you participate in a similar plan of an unrelated employer and your Elective Deferrals under this Plan and the other plan exceed the $7,000 limit for a given year, you must designate one of the Plans as receiving an excess amount. If you choose this Plan as the one receiving the excess, you must notify the Plan Administrator by March 1 of the following year so that the excess and any income thereon may be returned to you by April 15. You may increase, decrease, or terminate your Elective Deferral percentage on the anniversary date of the Plan and on the first day of the seventh month of the Plan Year.

             If you terminate contributions, you may not reinstate payroll withholding for a period of 6 months, on the next following January 1 or July 1. The Employer may also reduce or terminate your withholding if required to maintain the Plan's qualified status.

        B.   Rollover And Transfer Contributions

             Rollover and Transfer Contributions are permitted. In order to make a Rollover or Transfer Contribution, you must be an Employee.

             A rollover or transfer of your retirement benefits may originate from another qualified retirement plan or special individual retirement arrangement (known as a "conduit" IRA) to this Plan. If you have already received a lump-sum payment from another qualified retirement plan, or if you received payment from another qualified plan and placed it in a separate "conduit" IRA, you may be eligible to redeposit that payment to this Plan. The last day you may make a Rollover Contribution to this Plan is the 60th day after you receive the distribution from the other plan or IRA. A transfer occurs when the trustee of the old plan transfers your assets to this Plan. If you believe you qualify for a transfer or rollover, see the Plan Administrator for more details.

   VI   EMPLOYER CONTRIBUTIONS

        A.   Contribution Formula

             Elective Deferrals:

             The Employer will contribute all Compensation which you elect to defer to the Plan within the limits outlined in
             Section V(A).

             Matching Contributions:

             The Employer may make a Matching Contribution to each Participant based on his or her Elective Deferrals is a percentage set by the Employer prior to the end of each Plan Year. The Employer shall not match your Elective Deferrals that are in excess of 6.0% of your Compensation.

             The Employer has the right to designate all or a portion of the Matching Contributions as "Qualified". To the extent Matching Contributions are so designated, they are nonforfeitable and may not be withdrawn from the Plan prior to separation from Service. Employer Matching Contributions will only be made on Elective Deferrals made to the Plan. Although, Employee Contributions withdrawn prior to the end of the Plan Year will not receive Matching Contributions. The time period which will be used for determining the amount of Matching Contributions owed shall be annually.

             Discretionary:

             The Employer may also contribute an additional amount determined in its sole judgement. Such additional contribution, if any, shall be allocated to each Participant in proportion to his or her Compensation for the Plan Year while a Participant.

        B.   Eligibility For Allocation

             The Employer's Contribution will be made to all Participants who are employed at the end of the Plan Year provided that the Participant has completed a Year of Service during the Plan Year. Additionally, the Employer's Contribution shall be made to Participants who terminate due to death, Disability, or retirement.

   VII  GOVERNMENT REGULATIONS

        The federal government sets certain limitations on the level of contributions which may be made to a Plan such as this. There is also a "percentage" limitation which means that the percentage of Compensation which you may contribute (Elective Deferrals) depends on the average percentage of Compensation that the other Participants are contributing. Simply stated, all Participants are divided into 2 categories: Highly Compensated and Non-highly Compensated and the average for each group is calculated. The average contribution that the Highly Compensated may make is based on the average contribution that the Non-highly Compensated make. If a Highly Compensated Participant is contributing more than he or she is allowed, the excess, plus or minus any gain or loss, will be returned. Keep in mind that if you are a 5% owner of the business or one of the ten highest paid Highly Compensated employees, certain family members' contribution percentages and Compensations will be combined with yours for purposes of determining your contributions under the Plan.

   VIII PARTICIPANT ACCOUNTS

        The Employer will set up a record keeping account in your name to show the value of your retirement benefit. The Employer will make the following additions to your account:

        A.   your allocated share of the Employer's Contribution
             (including your Elective Deferrals),

        B. the amount of your personal Transfer Contributions and Rollover Contributions, if any,

        C. your share of forfeited accounts of former employees. (These are amounts left behind by employees who terminated before becoming 100% vested in their benefit), and

        D. your share of investment earnings and appreciation in the value of investments.

        The Employer will make the following subtractions from your account:

        E.   any withdrawals or distributions made to you,

        F. your share of investment losses and depreciation in the value of investments, and

        G. your share of administrative fees and expenses paid out of the Plan, if applicable.

        The Employer will value your account daily. The Employer will provide you with a statement of account activity at least once annually.

   IX   VESTING

        A.   Determining Vested Benefit

             Vesting refers to your earning or acquiring a nonforfeitable right to the full amount of your account. Any Elective Deferrals, Qualified Matching Contributions, Rollover Contributions, Transfer Contributions, plus or minus any earnings or losses, are always 100% vested and cannot be forfeited for any reason. Any Employer contribution (including forfeitures) not listed in the previous sentence, and the earnings or losses thereon, will vest in accordance with the following table, provided you were actively employed after September 30, 1994:

                                     Years of Service
                                     ----------------
                        1        2         3          4         5

                       20%      40%       60%        80%      100%

             Any Employer contribution (including forfeitures) not listed in the previous sentence, and the earnings or losses thereon, will vest in accordance with the following table, provided you were not actively employed after September 30, 1994:

                                       Years of Service
                                       ----------------
                       1      2       3       4       5       6       7

                      0%      0%     20%     40%     60%     80%    100%

             You are considered to have completed 1 Year of Service for purposes of vesting upon the completion of 1000 Hours of Service at any time during the Plan Year.

             You automatically become fully vested, regardless of the vesting table, upon attainment of Normal Retirement Age, Early Retirement Age, upon retirement due to disability, upon death, or upon termination of the Plan.

        B.   Payment Of Vested Benefit

             If you separate from Service before your retirement, death or Disability, you may request early payment of your vested benefit by submitting a written request to the Plan Administrator. If your vested account balance at the time of termination exceeds $3,500, you may defer the payment of your benefit until April 1 of the calendar year following the calendar year during which you attain age 70-1/2. The portion of your account balance to which you are not vested is called a "forfeiture" and remains in the Plan for the benefit of other Participants.

        C.   Loss Of Benefits

             There are only two events which can cause the loss of all or a portion of your account. One is termination of employment before you are 100% vested according to the vesting provisions described at IX(A) and the other is a decrease in the value of your account from investment losses or administrative expenses and other costs of maintaining the Plan.

        D.   Reallocation of Forfeiture

             If you receive the vested portion of your account upon separation from service, the Employer will forfeit and reallocate the nonvested portion of your account at the end of the Plan Year during which you incur a 1-year Break in Service.

        E.   Reemployment

             If you terminate service with your Employer, then are later reemployed, you will become a Participant as of the earlier of the next Valuation Date or the next Entry Date [see
             Section III] following your return to employment. If you are not a member of a class of employees eligible to participate in the Plan and later become a member of the eligible class, you will participate upon reaching the next Entry Date if you have satisfied the minimum age and service requirements. Should you become ineligible to share in future Contributions and forfeitures because you are no longer a member of an eligible class, you shall again share upon your return to an eligible class. All years of prior Service will be counted when calculating your vested percentage in your new account balance. The following rules apply in connection with reemployed Participants.

             (a) Terminated Partially Vested Participants. If you terminate employment and receive payment of your partially vested interest and are reemployed prior to incurring five consecutive one-year Breaks in Service, you have the right to buy back the nonvested portion of your account if it was forfeited. If your nonvested balance was not forfeited it will still be part of your account and the buy back is not necessary. If a buy back is necessary to regain the forfeiture, you must redeposit the amount paid to you without interest within five years of your date of reemployment. If you do not repay the amount you received, the nonvested portion of your Employer account will be permanently forfeited. Whether you repay or not, your prior Service will count toward vesting service for future Employer contributions.

                  For example, assume that you terminate your job with your current Employer. At the time of termination you had accrued a total benefit of $10,000 under the retirement Plan. Although this amount had been allocated to your account, you were only 40% vested in that amount when you left. You decided to take a distribution of your vested account balance (40% of $10,000, or $4,000) when you quit. The nonvested balance of your account ($6,000) was forfeited. Three years later, you became reemployed by the same Employer. Since you were reemployed within 5 years, you have the right to repay the $4,000 distribution you received when you quit. You would have to repay the $4,000 within 5 years of being rehired. If you do so, the nonvested portion of your account ($6,000) will be restored to your account. After restoration, you will be vested in 40% of this account, but your vested percentage will increase based on your Years of Service after your reemployment. Your prior Service will always count towards vesting of Employer Contributions which you receive after reemployment, whether or not you decide to repay and restore your prior account.

             (b) Terminated Nonvested Participants. If you were not vested in any portion of your Employer Contribution account prior to your separation from service and are reemployed before incurring five consecutive one-year Breaks in Service, you will be credited for vesting with all pre-break and post-break service. Your prior unpaid account balance will automatically be restored and you will continue to vest in that account. If you are reemployed after incurring five consecutive one-year Breaks in Service, you will lose your prior account balance, but your pre-break Years of Service will count towards vesting in your new account balance.

   X    RETIREMENT BENEFITS AND DISTRIBUTIONS

        A.   Retirement Benefits

             The full value of your account balance is payable as of the later of your Normal Retirement Age or as of your actual retirement date. The latest commencement date for payment of your benefits is generally April 1 of the year following your attainment of age 70-1/2, even if you are still employed.

        B.   Hardship Withdrawals

             You may file a written request for a hardship withdrawal of the portion of your account balance attributable to Elective Deferrals. Earnings on Elective Deferrals up to the last day of the Plan Year prior to July 1, 1989 may be included in any hardship withdrawal, but earnings on Elective Deferrals after that date may not be included. You must generally have your Spouse's written consent for a hardship withdrawal unless you are advised otherwise by the Plan Administrator. Prior to receiving a hardship distribution, you must take any other distribution and borrow the maximum non-taxable loan amount allowed under this and other plans of the Employer. Note, however, that if the effect of the loan would be to increase the amount of your financial need, you are not required to take the loan. For example, if you need funds to purchase a principal residence, and a plan loan would disqualify you from obtaining other necessary financing, you do not have to take the loan. Hardship withdrawals may be authorized by the Employer for the following reasons:

             (a) to assist you in purchasing a personal residence which is your primary place of residence (not including mortgage payments),

             (b) to assist you in paying tuition expenses for you, your Spouse, or your dependents, for the next twelve months of post-secondary education,

             (c) to assist you in paying expenses incurred or necessary on behalf of you, your Spouse, or your dependents for hospitalization, doctor or surgery expenses which are not covered by insurance, or

             (d) to prevent your eviction from or foreclosure on your principal residence.

             Any hardship distribution is limited to the amount needed to meet the financial need. Hardship withdrawals must be approved by the Employer and will be administered in a non-discriminatory manner. Such withdrawals will not affect your eligibility to continue to participate in Employer Contributions to the Plan. Your right to make Elective Deferrals shall be suspended for twelve months. Any withdrawals you receive under these rules may not be recontributed to the Plan and may be subject to taxation, as well as an additional 10% penalty tax if the withdrawal is received before you reach age 59-1/2. These payments shall also be subject to a mandatory 20% withholding for income tax purposes.

        C.   Beneficiary

             Every Participant or former Participant with plan benefits may designate a person or persons who are to receive benefits under the Plan in the event of his or her death. The designation must be made on a form provided by and returned to the Plan Administrator. You may change your designation at any time. If you are married, your beneficiary will automatically be your Spouse. If you and your Spouse wish to waive this automatic designation, you must complete a beneficiary designation form. The form must be signed by you and your Spouse in front of a Plan representative or a Notary Public.

        D.   Death Benefits

             In the event of your death, the full value of your account is payable to your beneficiary in a lump sum, or if permitted, in installments payable over any period which does not exceed the life expectancy of your beneficiary. The benefit may also be paid in the form of an annuity. If you die after benefit payments have started under an installment option and after the attainment of age 70-1/2, your beneficiary will continue to receive payments in accordance with the payment option you selected.

        E.   Form Of Payment

             When benefits become due, you or your representative should apply to the Employer requesting payment of your account and specifying the manner of payment. If you are married and your account balance exceeds $3,500, the normal or automatic form of payment is a joint and survivor annuity with a percentage of your benefit continuing to your Spouse upon your death. If you are not married, the normal form of benefit is a life annuity based on your life expectancy. If you do not wish to receive the normal form of payment when your payments are due to start, you may request to receive your benefit in any of the optional forms indicated:

             *lump sum
             *installment payments
             *a life annuity
             *a life annuity with up to 20 years guaranteed
             *a joint and 50% survivor annuity

             In some cases, election of one of the optional forms of payment will require the written consent of your Spouse. Also, payments may not be made over a period which exceeds the life expectancy of you and your beneficiary. The Plan Administrator will advise you if any special rules apply in connection with the payments of your benefits.

        F.   Rollover of Payment

             If your benefits qualify as eligible rollovers, you have the option of having them paid directly to you, when they become due, or having them directly rolled over to another qualified plan or an IRA. If you do not choose to have the benefits directly rolled over, the Plan is required to automatically withhold 20% of your payment for tax purposes. If you do choose to have the payment made to you, you still have the option of rolling over the payment yourself to a qualified plan or an IRA within sixty days (first, check with a tax advisor to make sure it is an eligible rollover). However, 20% of your payment will still be withheld. The following example illustrates how this works:

             For example, if you have $100,000 in your vested account balance and choose to have the payment of your benefits made directly to an IRA or another qualified plan, the entire $100,000 will be transferred to the trustee of the other plan or the IRA, and you will treat the entire amount as a rollover on your tax return so that you will not pay taxes on the entire amount. If you choose not to have the account transferred directly to an IRA or qualified plan, 20% or $20,000 will automatically be withheld from your payment. Thus, you will receive only $80,000 as a distribution of your benefits. In order to roll the entire amount over into your IRA, you would have to come up with $20,000 out of your own pocket to make up the difference. If this is done, the $20,000 which was withheld may be returned when you file your taxes at the end of the year. However, if you are unable to produce the extra cash, the rollover amount will only be $80,000, and the other $20,000 which was withheld will be treated as taxable income to you. If you are under age 59-1/2 when you receive your benefit payment, the withheld amount will also be subject to the 10% early distribution penalty.

             Certain benefit payments are not eligible for rollover and therefore will also not be subject to the 20% mandatory withholding. They are as follows:

                  1.   annuities paid over life;
                  2.   installments for a period of at least 10 years;
                       and
                  3.   minimum required distributions at age 70-1/2.

             There are also several operational exceptions and a "de minimis" exception for payments of less than $200. Also Employee Voluntary contributions are not eligible for rollover.

        G.   Time Of Payment

             If you retire, become disabled, or die, payments will start as soon as administratively feasible following the date on which a distribution is requested by you or is otherwise payable.

             If you terminate for a reason other than death, Disability, or retirement, payments will start as soon as administratively feasible following the date on which a distribution is requested by you or is otherwise payable.

        H.   Joint and Survivor Annuity Rules

             Retirement Benefits

             If the benefit under the Plan is payable in the form of an annuity, the Plan is subject to the joint and survivor annuity rules. Under these rules, there are two automatic methods of payment for vested Participants depending on your marital status. If you do not choose another form of payment (such as a lump sum or installments), the normal form of payment is a straight life annuity if you. are not married at your retirement date, or a qualified joint and survivor annuity if you are married. Under a straight life annuity, you will receive equal monthly payments for as long as you live. No further payments will be made after your death. Under a qualified joint and survivor annuity, you will receive a reduced benefit each month for your lifetime. After you die, 50% of that amount will be paid each month to your Spouse for his or her lifetime. The amount of your monthly benefit is reduced under a joint and survivor annuity because it is expected that payments will be made over two lifetimes instead of one. You may choose another form of payment by filling out the proper form and returning it to the Plan Administrator. In order to choose another form of payment or a beneficiary other than your Spouse, you must make a proper election, with your Spouse's written consent. Such election must be witnessed by a Notary Public. Written notice of these rules will be provided to you on a timely basis.

             Death Benefits

             If you die while still employed by the Employer, or die after you retire or terminate employment but before benefit payments start, your surviving Spouse will be entitled to a life annuity based on one half of the value of your account. These payments will continue for your spouse's lifetime unless he or she chooses to accelerate such payments. Again, you and your Spouse can waive this coverage by obtaining the proper form from the Plan Administrator and completing it.

   XI   INVESTMENTS

        A.   Trust Fund

             The monies contributed to the Plan may be invested in any security or form of property considered prudent for a retirement plan. Such investments include, but are not limited to, common and preferred stocks, exchange traded put and call options, bonds, money market instruments, mutual funds, savings accounts, certificates of deposit, Treasury bills, or insurance contracts. An institutional Trustee may invest in its own deposits or those of affiliates which bear a reasonable interest rate, or in a group or collective trust maintained by such Trustee.

        B.   Investment Responsibility

             The Plan's assets are held by the Trustee who is identified in Section II of this Summary. The Trustee is responsible for the safekeeping of plan assets and for the investment management of such assets unless the Employer elects to direct investments, appoints an outside investment manager or permits Participants to direct the investment of their individual accounts.

        C.   Employee Investment Direction

             Participants may direct the investments of their accounts among alternative investment funds provided under the Plan. The investment funds available to you and the procedures for making an election are shown in a separate Investment Election Form which can be obtained from the Plan Administrator. You may change your investment selection and move monies from one fund to another in accordance with the rules established by the Plan Administrator.

             Note that this Plan (or a part of this Plan) intends to satisfy ERISA Section 404(c). In doing so plan fiduciaries are required to provide sufficient information to you so that you may make informed decisions with respect to investments. Plan fiduciaries may then be relieved from liability for investments that you make.

             For further information regarding a description of your available investment selections and the procedures for investing among them, please contact the Plan Administrator or its designee for investment selection purposes.

   XII  ADMINISTRATION

        The Plan will be administered by the following parties:

        A.   Plan Administrator

             The Employer is the party who has established the Plan and who has overall control and authority over administration of the Plan. The Employer's duties as Plan Administrator include:

             (a) appointing the Plan's professional advisors needed to administer the Plan including, but not limited to, an accountant, attorney, actuary, or administrator,

             (b) directing the Trustee with respect to payments from the Fund,

             (c) communicating with Employees regarding their participation and benefits under the Plan, including the administration of all claims procedures and domestic relations orders,

             (d) filing any returns and reports with the Internal Revenue Service, Department of Labor, or any other governmental agency,

             (e) reviewing and approving any financial reports, investment reviews, or other reports prepared by any party appointed by the Employer,

             (f) establishing a funding policy and investment objectives consistent with the purposes of the Plan and the Employee Retirement Income Security Act of 1974, and

             (g) construing and resolving, with discretionary authority, any question of Plan interpretation. The Plan
                  Administrator's interpretation and application thereof is final.

        B.   Trustee

             The Trustee shall be responsible for the administration of investments held in the Fund. These duties shall include:

             (a)  receiving contributions under the terms of the Plan,

             (b) investing Plan assets unless investment responsibility is delegated to another party by the Employer,

             (c) making distributions from the Fund in accordance with written instructions received from the Plan
                  Administrator,

             (d) keeping accounts and records of the financial transactions of the Fund, and

             (e) rendering an annual report of the Fund showing the financial transactions for the Plan Year.

   XIII AMENDMENT AND TERMINATION

        The Employer may amend the Plan at any time, provided that no amendment will divert any part of the Plan's assets to any purpose other than for the exclusive benefit of you and the other Participants in the Plan or eliminate an optional form of distribution. The Employer may also terminate the Plan. In the event of a full termination, all amounts credited to your account will be fully vested and will be paid to you. Depending on the facts and circumstances, a partial termination may be found to occur where a significant number of Employees are terminated by the Employer or excluded from Plan participation. In case of a partial termination, only those affected will become 100% vested.

   XIV  LEGAL PROVISIONS

        A.   Rights Of Participants

             As a Plan Participant, you have certain rights and protection under the Employee Retirement Income Security Act of 1974 (ERISA). The law says that you are entitled to:

             (a) Examine, without charge, all documents relating to the operation of the Plan and any documents filed with the U.S. Department of Labor. These documents are available for review in the Employer's offices during regular business hours.

             (b) Obtain copies of all Plan documents and other Plan information upon written request to the Employer. The Employer may make a reasonable charge for producing the copies.

             (c) Receive from the Employer at least once each year a summary of the Plan's annual financial report.

             (d) Obtain, at least once a year, a statement of the total benefits accrued for you, and your nonforfeitable (vested) benefits, if any. The Plan provides that you will receive this statement automatically. If you are not vested, you may request a statement showing the date when your account will begin to become nonforfeitable.

             (e) File suit in a federal court, if any materials requested are not received within 30 days of your request, unless the materials were not sent because of matters beyond the control of the Employer. If you are improperly denied access to information you are entitled to receive, the Employer may be required to pay up to $100 for each day's delay until the information is provided to you.

        B.   Fiduciary Responsibility

             ERISA imposes obligations upon the persons who are responsible for the administration of the Plan. These persons are referred to as "fiduciaries." Fiduciaries must act solely in your interest as a Plan Participant and they must exercise prudence in the performance of their duties. Fiduciaries who violate ERISA may be removed and required to reimburse any losses they have caused you or your Plan.

        C.   Employment Rights

             Participation in the Plan is not a guarantee of employment. However, the Employer may not fire you or discriminate against you to prevent you from becoming eligible for the Plan or from obtaining a benefit or exercising your rights under ERISA.

        D.   Benefit Insurance

             Your benefits under this Plan are not insured by the Pension Benefit Guaranty Corporation since the law does not provide plan termination insurance for this type of Plan.

        E.   Claims Procedure

             If you feel you are entitled to a benefit under the Plan, mail or deliver your written claim to the Plan Administrator. The Plan administrator will notify you, your beneficiary, or authorized representative of the action taken within 60 days of receipt of the claim. If you believe that you are being improperly denied a benefit in full or in part, the Administrator must give you a written explanation of the reason for the denial. If the Administrator denies your claim, you may, within 60 days after receiving the denial, submit a written request asking the Administrator to review your claim for benefits. Any such request should be accompanied by documents or records in support of your appeal. You, your beneficiary, or your authorized representative may review pertinent documents and submit issues and comments in writing. If you get no satisfaction from the Administrator, you have the right to request assistance from the U.S. Department of Labor or you can file suit in a state or federal court. Service of legal process may be made on the Plan Administrator at the address of the Employer. If you are successful in your lawsuit, the court may require the Employer to pay your legal costs, including your attorney's fees. If you lose, and the court finds that your claim is frivolous, you may be required to pay the Employer's legal fees.

        F.   Assignment

             Your rights and benefits under this Plan cannot be assigned, sold, transferred or pledged by you or reached by your creditors or anyone else except under a qualified domestic relations order or as provided by state law. A qualified domestic relations order (QDRO) is a court order issued under state domestic relations law relating to divorce, legal separation, custody, or support proceedings. The QDRO recognizes the right of someone other than you to receive your Plan benefits. You will be notified if a QDRO on your

             Plan benefits is received. Receipt of a qualified domestic relations order shall allow for an earlier than normal distribution to the person(s) other than the Participant listed in the order.

        G.   Questions

             If you have any questions about this statement of your rights under ERISA, please contact the Employer or the Pension and Welfare Benefits Administration, Room N-5644, U.S. Department of Labor, 200 Constitution Ave.,
             N.W.,Washington, D.C. 20210.

        H.   Conflicts With Plan

             This booklet is not the Plan document, but only a Summary Plan Description of its principal provisions and not every limitation or detail of the Plan is included. Every attempt has been made to provide concise and accurate information. However, if there is a discrepancy between this booklet and the official Plan document, the Plan document shall prevail.

                           LIMITATION OF LIABILITY

   Neither the Company, SM&P, nor any of their agents (including SM&P if it is acting as such) in administering the Plan shall be liable for any act done in good faith or for the good faith omission to act in connection with the Plan. However, nothing contained herein shall affect a Participant's right to bring a cause of action based on alleged violations of federal securities laws.

                               USE OF PROCEEDS

   The Company does not anticipate that it will realize any net proceeds from the issuance of its Common Shares under the Plan.

                            PLAN OF DISTRIBUTION

   The Common Shares being offered hereby are offered pursuant to the Plan, the terms of which provide for the issuance of Common Shares in connection with investment of participant and employer contributions to the Plan.

                        DESCRIPTION OF COMMON SHARES

   The Company's certificate of incorporation authorizes the issuance of 400,000,000 Common Shares. The description of the Common Shares is incorporated by reference into this Prospectus. See "Where You Can Find More Information" for information on how to obtain a copy of this description.

                                   EXPERTS

   The consolidated financial statements and schedules of NiSource incorporated by reference herein have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

   The consolidated financial statements of Columbia incorporated in this document by reference herein have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

                                LEGAL MATTERS

   Certain legal matters in connection with the Company's Common Shares offered hereby have been passed upon for the Company by Schiff Hardin & Waite, Chicago, Illinois.
                                     31